                                                                    EXHIBIT 21.1


                                  SUBSIDIARIES


-        Medicis, The Dermatology Company

-        Medicis Dermatologics, Inc.

-        Dermavest, Inc.

-        Advanced Pharmaceutical Research

-        Medicis Acquisition Corporation

-        Medicis Manufacturing Corporation

-        Medicis Partners, Inc.

-        Medicis Consumer Products Company, LLC

-        GenDerm, Inc.

-        Medicis Canada, Ltd.